PLS CPA, A PROFESSIONAL CORPORATION

t4725 MERCURY STREET #210 t SAN DIEGO t CALIFORNIA 92111t

t TELEPHONE (858)722-5953 t FAX (858) 761-0341  t FAX (858) 764-5480

t E-MAIL changgpark@gmail.com t

April 17, 2015

To Whom It May Concern:

We hereby consent to the use in this Registration Statement on Form S-1/Amendment No. 2 of MetaSolutions, Inc. of our report dated on January 5, 2015, on our audit of the financial statements of MetaSolutions, Inc. as of August 31, 2013 and 2014, and the related statements of operations, stockholders’ equity and cash flows for the years then ended and for the period from August 29, 2012 (inception) to August 31, 2014 and the reference to us under the caption “Experts.”

Very truly yours,

/s/PLS CPA

____________________________

PLS CPA, A Professional Corp.

San Diego, CA 92111

Registered with the Public Company Accounting Oversight Board